Exhibit 23.3

 Re: Consent of GfK (f/k/a Bridgehead International)

To Whom It May Concern:

30 October 2015 Arthur F. Kuhn Vice President Business Support 484.441.1891 arthur.kuhn@gfk.com

We hereby consent to (1) the use of and all references to the name of Bridgehead International in the prospectus included in the registration statement on Form S-1 of Cancer Prevention Pharmaceuticals, Inc. (the “Company”) and any amendments thereto (the “Registration Statement”); including, but not limited to, the use of the information supplied by us and set forth under the “Prospectus Summary” and “Business” sections; and (2) the filing of this consent as an exhibit to the Registration Statement by the Company for the use of our data and information cited in the abovementioned sections of the Registration Statement.

Sincerely,

/s/ Arthur Kuhn
Arthur Kuhn Vice President, Business Support

GfK Custom Research, LLC 1275 Drummers Lane, Suite 300 Wayne, PA 19087 USA Tel. 484.441.1700 Fax 610.566.9189